 Filed pursuant to Rule 424(b)(3)
File No. 333-210010
File No. 333-223941
File No. 333-223940
File No. 333-212481
File No. 333-223943

TEUCRIUM COMMODITY TRUST

TEUCRIUM CORN FUND
TEUCRIUM SUGAR FUND
TEUCRIUM SOYBEAN FUND
TEUCRIUM WHEAT FUND
TEUCRIUM AGRICULTURAL FUND

Supplement dated December 20, 2018
to
Prospectus dated April 30, 2018

This supplement updates the prospectus, dated April 30, 2018, for each of the funds listed above, each of which are separate series of the Teucrium Commodity Trust (the “Trust”), with all of the following information unless otherwise noted below. The supplement should be read in its entirety and kept together with your prospectus for future reference. Capitalized terms and certain other terms used in this supplement, unless otherwise defined in this supplement, have the meanings assigned to them in the applicable prospectus.

The following changes are hereby made to each fund’s prospectus:

Address of the Sponsor, Trust and Funds

On January 1, 2019, each of the above-referenced funds, the Sponsor, and the Trust will move their main business office/principal office to Three Main Street Suite 215, Burlington, VT 05401 and its telephone number will be 802-540-0019. Effective January 1, 2019 all references to the address, 115 Christina Landing Drive Unit 2004, Wilmington, DE 19801, and to the telephone number, (302) 543-5977, are hereby changed accordingly in each fund’s prospectus.

The last paragraph of disclosure under the heading “Management of the Sponsor” in the section of each fund’s prospectus entitled “The Sponsor” is hereby deleted and replaced with the following:

Messrs. Gilbertie, Riker, and Kahler and Ms. Mullen-Rusin are individual “principals,” as that term is defined in CFTC Rule 3.1, of the Sponsor. These individuals are principals due to their positions and/or due to their ownership interests in the Sponsor. Beneficial ownership interests of the principals in shares of the Trust, if any, are shown under the section entitled “Security Ownership of Principal Shareholders and Management” below and any of the principals may acquire beneficial interests in the Trust in the future.

Please Retain This Supplement for Future Reference